Exhibit 99.3

consent of person about to become a director

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the registration statement on Form S-4 filed by Vision-Sciences, Inc. with the Securities and Exchange Commission on January 27, 2015, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Vision-Sciences, Inc. upon completion of the merger as described in the Registration Statement.

Dated: January 27, 2015

/s/ Kevin H. Roche
Kevin H. Roche